EXHIBIT 4.0

U.S. WIRELESS ONLINE, INC.

CERTIFICATE OF DESIGNATION

OF

CLASS A PREFERRED STOCK

Nevada Revised Statutes Section 78.1955

The undersigned, being the President and the Secretary of U.S. Wireless Online, Inc., a Nevada corporation (the “Corporation”), certify that the Board of Directors of the Corporation, pursuant to the authority granted in Article IV of the Corporation’s Articles of Incorporation, as amended, has adopted a resolution establishing a series consisting of 5,000,000 par value $0.001 of the Corporation’s authorized preferred stock designated as Class A Preferred Stock (the “Class A Preferred Stock”) and has prescribed the following voting powers, designations, preferences, limitations, restrictions and relative rights of the Class A Preferred Stock:

A.

Liquidation rights.  The holders of the Class A Preferred Stock shall have liquidation rights as follows (the “Liquidation Rights”):

1.

In the event of any liquidation, dissolution or winding up of the Company, holders of shares of Class A Preferred Stock are entitled to receive, out of legally available assets, an amount equal to $13,200,000.00, and no more, before any payment or distribution is made to the holders of Common Stock or any series or class of the Company’s stock hereafter issued that ranks junior as to liquidation rights to the Class A Preferred Stock.  But the holders of Class A Preferred Stock will not be entitled to receive the liquidation preference of such shares until the liquidation preferences of any series or class of the Company’s stock hereafter issued that ranks senior as to liquidation rights to the Class A Preferred Stock (A senior liquidation stock) has been paid in full.  The holders of Class A Preferred Stock and all other series or classes of the Company’s stock hereafter issued that rank on a parity as to liquidation rights with the Class A Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon.  After payment in full of the liquidation preference of the shares of Class A Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Company.

2.

For the purposes of this Section A, a liquidation event shall mean the ceasing of operations for the Company and any corresponding sale or transfer of assets for the benefit of creditors and shareholders.  Neither a consolidation, merger or other business combination of the Company with or into another corporation or other entity nor a sale or transfer of all or part of the Company’s assets for cash, securities or other property will be considered a liquidation, dissolution or winding upon the Company.

B.

Optional Conversion.  The holders of the Class A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

1.

Right to Convert.  Following one year of issuance, each holder of Class A Preferred Stock of the Corporation shall be entitled to convert the shares of Class A Preferred Stock held by such holder, at such holder’s option, at any time into that number of validly issued fully-paid and non-assessable shares of the Corporation’s Common Stock determined as follows:  Each share of Class A Preferred Stock so surrendered for conversion shall be converted into ten (10) shares of Common Stock for each share of Class A Preferred Stock converted. Notwithstanding the foregoing, in the event of a consolidation, merger or other business combination of the Company with or into another corporation or other entity or a sale or transfer of all or part of the Company’s assets for cash, securities or other property, each holder of Class A Preferred Stock shall be entitled to convert the shares of Class A Preferred Stock held by such holder, at such holder’s option, into that number of fully-paid and non-assessable shares of the Corporation’s Common Stock determined as follows:  Each share of Class A Preferred Stock so surrendered for conversion shall be converted into ten (10) shares of Common Stock for each share of Class A Preferred Stock converted.

2.

Mechanics of Conversion.  In order to convert Class A Preferred Stock into full shares of Common Stock, the holder shall surrender the certificate or certificates therefore, duly endorsed, in blank or accompanied by proper instruments of transfer (or, in the event a certificate has been lost, stolen, or destroyed, an affidavit as to that fact), by either overnight courier or 2-day courier, or in person to the office of the Corporation or of any transfer agent for its Common Stock, and shall give concurrent written notice to the Corporation at such office that he elects to convert the same, the number of  shares of Class A Preferred Stock to be converted and the notice sent to the Corporation’s principal offices via facsimile; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates evidencing such shares of Class A Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to evidence such loss and to indemnify the Corporation from any loss incurred by it in connection with such certificates.

The Corporation shall deliver as soon as reasonably practicable after delivery to the Corporation of such certificates, or after such agreement and indemnification, to such holder of Class A Preferred Stock at the address of the holder on the stock books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid.  The date on which notice of conversion is given (the “Conversion Date”) shall be deemed to be the date set forth in such notice of conversion provided that delivery and advance facsimile notice is made as provided above and that the original shares of Class A Preferred Stock to be converted are received by the transfer agent or the Corporation within ten (10) business days thereafter, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.  If the original shares of Class A Preferred Stock to be converted are not received by the transfer agent or the Corporation within ten (10) business days after the Conversion Date, the notice of conversion shall be deemed null and void.

3.

No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Class A Preferred Stock.  Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Class A Preferred Stock, the Corporation shall pay to the holder of the shares of Class A Preferred Stock which were converted a cash adjustment in respect of the fractional shares in an amount equal to the same fraction of the fair market value price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date.  The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Class A Preferred Stock being converted at any one time by any one holder thereof, not upon each share of Class A Preferred Stock being converted.

C.

Corporate Change.  The Conversion Rate shall be appropriately adjusted to reflect, as deemed equitable and appropriate by the Board of Directors of the Corporation, any stock dividend, stock split or share combination of the Common Stock or any distribution of a material portion of the Corporation’s assets to the holders of Common Stock. Such decisions by the Board of Directors shall be by simple majority vote but shall require, in those majorities, at least two of the Directors seated through the AIR2LAN, Inc. Asset Purchase Agreement.

D.

Mandatory Conversion.  After two years of issuance, the Corporation shall convert this Class A Preferred Stock into 10 shares of Common Stock for each share of Class A Preferred Stock.  In the event of a merger, reorganization, recapitalization or similar event of or with respect to the Corporation (other than a Corporate Change in which the Corporation is the surviving entity), this Class A Preferred Stock shall be converted into 10 shares of Common Stock for each share of Class A Preferred Stock converted as may be adjusted pursuant to Section C, above.

E.

Dividends.  The Holders of the Class A Preferred Stock shall not be entitled to any dividends but shall entitled to participate on an “as converted” basis with the common shareholders if a dividend is declared for the common stock.

F.

Voting Rights.  In addition to the matters specifically set forth herein or as otherwise set forth by law in which the holders of Series A Preferred Stock vote separately as a class, the Holders of the Class A Preferred Stock shall have ten (10) votes for every share of Class A Preferred Stock held and shall be entitled to vote on any and all matters brought to a vote of shareholders of Common Stock.  Holders of Class A Preferred Stock shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation’s Bylaws and applicable statutes.

G.

Protective Provisions.  So long as shares of Class A Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by voting or written consent, as provided by Nevada law) of the holders of at least a majority of the then outstanding shares of Class A Preferred Stock:

1.

alter or change the rights, preferences or privileges of the shares of Class A Preferred Stock so as to affect adversely the Class A Preferred Stock;

2.

do any act or thing not authorized or contemplated by this Designation which would result in taxation of the holders of shares of the Class A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

H.

Status of Converted Stock. Upon the conversion of the  Class A Preferred Stock the shares so converted shall be cancelled, shall return to the status of authorized but unissued preferred stock of no designated class or series, and shall not be issuable by the Corporation as Class A Preferred Stock.

I.

Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Class A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class A Preferred Stock, in addition to such other remedies as shall be available to the holder of the Class A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these provisions.

J.

Transfer Restrictions.  The Class A Preferred Stock may not be transferred without written approval from the Corporation and such approval shall not be unreasonably withheld.

K.

Preference Rights.  Nothing contained herein shall be construed to prevent the Board of Directors of the Corporation from issuing one or more series of preferred stock with such preferences as may be determined by the Board of Directors, in its discretion, subject to Section G.

L.

Amendments.  Subject to Paragraph G above, the designation, number of, and voting powers, designations, preferences, limitations, restrictions and relative rights of the Class A Preferred Stock may be amended by a resolution of the Board of Directors.

DATED this _______ day of_________, 2005.

______________________________

Rick Hughes, President and Secretary

State of

)

:ss.

County of

)

On the ______ day of___________, 2005 personally appeared before me, a notary public (or judge or other authorized person, as the case may be), duly commissioned and sworn, Rick Hughes, President and Secretary of U.S. Wireless Online, Inc., personally known or proven to me on the basis of satisfactory evidence to be the person whose name is subscribed to the foregoing instrument and who acknowledged that they executed the instrument.

IN WITNESS WHEREOF,  I have executed this notary and affixed my official seal.

NOTARY SEAL

___________________________________

NOTARY PUBLIC

My Commission Expires:_______________